Exhibit 99.4

Consent of Centerview Partners LLC

The Board of Directors
Express Scripts Holding Company
One Express Way
St. Louis, MO 63121

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 7, 2018, to the Board of Directors of Express Scripts Holding Company (“Express Scripts”) as Annex C to, and reference to such opinion letter under the headings “Summary — Opinions of Financial Advisors to Express Scripts — Opinion of Centerview Partners LLC”, “The Mergers — Background of the Mergers”, “The Mergers — Recommendation of the Express Scripts Board of Directors; Express Scripts’ Reasons for the Mergers”, “Risk Factors — Risk Factors Relating to the Mergers” and “The Mergers — Opinions of Financial Advisors to Express Scripts — Opinion of Centerview Partners LLC” in, the joint proxy statement/prospectus which forms a part of Amendment No. 3 to the registration statement on Form S-4 (the “Registration Statement”) of Halfmoon Parent, Inc. (“New Cigna”). The Registration Statement relates to the proposed mergers whereby Halfmoon I, Inc. will merge with and into Cigna Corporation (“Cigna”), with Cigna continuing as the surviving entity, and Halfmoon II, Inc. will merge with and into Express Scripts, with Express Scripts continuing as the surviving entity, and Cigna and Express Scripts will become direct wholly owned subsidiaries of New Cigna. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

CENTERVIEW PARTNERS LLC

By:	/s/ CENTERVIEW PARTNERS LLC

July 11, 2018